Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2019, relating to the financial statements and financial highlights of Boston Trust Walden Funds for the year ended December 31, 2018, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

September 4, 2019